EXHIBIT 11

            Statement Regarding the Computation of Earnings Per Share

                                               For the nine month period
                                                  ending September 30
                                               ----------------------------
                                                  2001             2000
                                               -------------------------------

Weighted average shares outstanding:           5,436,122        5,661,063

Common Stock

Common Stock Equivalents
     Stock Options                                     0                0
     Stock Awards                                      0                0
     ESOP Shares                                       0                0
Total Common Stock Equivalents                         0                0

Total weighted average shares outstanding      5,436,122        5,661,063

Net Income                                    $6,126,000       $6,328,000

Net Income Per Share                                1.13(cent)        1.12(cent)

Fully Diluted Income Per Share                      1.13(cent)        1.12(cent)



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